Exhibit 99.1

BlueLinx Announces Chief Commercial Officer Transition

•	Industry Veteran Mike Wilson to Retire; Leo Oei to Assume Senior Commercial Role

ATLANTA, December 15, 2025 - BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, today announced that Mike Wilson will retire as the Company’s Chief Commercial Officer, effective January 4, 2026, and serve as Senior Advisor to the CEO through August 1, 2026. Leo Oei, Vice President, National Accounts, will succeed Mr. Wilson and become Chief Commercial Officer on January 5, 2026.

“We deeply appreciate Mike’s significant contributions and wish him and his family the best in his well-deserved retirement,” said Shyam Reddy, President and CEO. “Mike strengthened our relationships with key customers and supply partners, played a pivotal role in expanding our product portfolio in critical categories, geographies and customer channels, and built lasting relationships across the business and industry. Looking ahead, I believe that Leo is the perfect choice to fill this critical commercial leadership role so we can leverage his experience running local markets, product management, and national accounts to continue executing on our sales growth strategy.”

“It has been a privilege to work alongside such talented colleagues, valued customers, and trusted suppliers,” said Mr. Wilson. “The relationships we’ve built together and the progress we have made as a team are what I am most proud of. I am confident that Leo will carry our commercial vision forward and that BlueLinx will continue to thrive in the years ahead.”

Mr. Oei brings to his new role over 25 years of experience in commercial, procurement, supply chain, and operations leadership roles in multiple industries. In his current position, he leads the National Accounts and Multi-Family team. He has been instrumental in expanding our geographic footprint and product offering with key strategic suppliers, as well as driving and growing our multi-family and national accounts businesses.

“I am honored to take on the role of Chief Commercial Officer for BlueLinx,” said Mr. Oei. “With our scale, relationships, and outstanding team members, we plan to continue serving our customers and suppliers at the highest levels.”

BlueLinx is well-positioned for continued success and looks forward to the next phase of its commercial journey.

ABOUT BLUELINX

BlueLinx Holdings Inc. (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing fifty states, and the strength of a locally focused sales force, we distribute a comprehensive range of products to our customers which include national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers, and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers, and we operate our business through a broad network of distribution centers. To learn more about BlueLinx, please visit www.bluelinxco.com.

INVESTOR & MEDIA CONTACT

Tom Morabito

Investor Relations Officer

(470) 394-0099

investor@bluelinxco.com